Michael G. Bazinet	Mark A. Rozelle
Media Relations	Investor Relations
(203) 622-3549	(203) 622-3520
UST REPORTS DILUTED EARNINGS PER SHARE OF $3.23 FOR 2005
GREENWICH, Conn., Jan. 26, 2006 — UST Inc. (NYSE: UST) today announced that for the year ended Dec. 31, 2005, record results were achieved in net sales, net earnings and diluted earnings per share. Net sales for the twelve-month 2005 period increased 0.7 percent to $1.852 billion, net earnings increased 0.6 percent to $534.3 million and diluted earnings per share increased 1.3 percent to $3.23.
“Despite record results for the year, deteriorating premium can sale trends in our smokeless tobacco business were unacceptable,” said Vincent A. Gierer, Jr., UST chairman and chief executive officer. “With 2005 behind us, we are eagerly executing the strategic plan announced in December that calls for an $80 million incremental investment in price initiatives aimed at improving loyalty for our premium smokeless tobacco brands as well as an additional $11 million investment to further enhance moist smokeless tobacco category growth by attracting adult smokers. I remain confident that once fully implemented, these plans will put our company back on a long-term growth track.”
Consolidated Twelve-Month 2005 Results
The net sales increase of 0.7 percent for the year 2005 versus the year-ago period was primarily due to higher selling prices for moist smokeless tobacco, increased premium wine case sales and increased revenue from other operations, partially offset by lower net premium can sales and an unfavorable shift in product mix for moist smokeless tobacco.
The gross margin for the year 2005 declined 1.2 percent or $16.8 million. The Smokeless Tobacco segment gross margin declined 2.1 percent or $28.1 million primarily due to lower premium net can sales and higher unit costs, significantly offset by higher selling prices. The Wine segment and other operations combined generated an $11.3 million increase in gross margin.
Selling, advertising and administrative expenses for the year 2005 increased 1.0 percent, primarily due to higher indirect selling, marketing and legal and related costs in the Smokeless Tobacco segment, as well as higher costs in the Wine segment related to the expanded sales force. Corporate expenses decreased versus the prior year period due to lower administrative spending.
Twelve-month 2005 results benefited from a $24.4 million reduction in interest expense primarily due to the repayment of $300 million of senior notes upon maturity in March.

The year 2005 results also included the impact of a net reversal of $18 million ($.11 per diluted share) of income tax accruals, net of federal benefit. This was partially offset by a net pretax charge of $11.8 million ($.04 per diluted share), recorded in connection with the settlement of certain states’ indirect and direct purchaser antitrust actions.
Results for the year 2004 included a reduced effective tax rate due to the net reversal of $20 million ($.12 per diluted share) of income tax accruals, net of federal benefit, partially offset by a loss of $7.2 million ($.04 per diluted share) from discontinued operations associated with the transfer of the company’s cigar business.
In 2005, the company repurchased 4.4 million shares at a cost of $200 million.
Consolidated Fourth Quarter 2005 Results
For the fourth quarter 2005, net sales decreased 0.8 percent to $474.4 million, while net earnings increased 12.1 percent to $143.7 million and diluted earnings per share increased 14.3 percent to $.88.
The fourth quarter 2005 net sales decline of 0.8 percent versus the year-ago period primarily resulted from lower net premium can sales for moist smokeless tobacco and, to a lesser extent, lower premium wine case sales, partially offset by higher moist smokeless tobacco selling prices and increased revenue from other operations.
The fourth quarter 2005 gross margin declined 2.8 percent or $10 million. The Smokeless Tobacco segment gross margin declined 2.6 percent or $8.6 million primarily due to lower premium net can sales and higher unit costs, significantly offset by higher selling prices. The gross margin for the Wine segment and other operations combined declined $1.4 million.
Selling, advertising and administrative expenses in the fourth quarter 2005 declined 8.3 percent compared to the year-ago quarter. The decline was primarily driven by lower administrative spending, including lower compensation and related costs and legal expenses, as well as lower selling and advertising expenses due to timing of initiatives versus the prior period.
Fourth quarter 2005 results include a decline in interest expense of $6.5 million primarily due to the repayment of $300 million of senior notes upon maturity in March. Fourth quarter 2005 results also include the impact of a reversal of $9.3 million ($.06 per diluted share) of income tax accruals, net of federal benefit.
The company repurchased 1.2 million shares at a cost of $50 million during the fourth quarter 2005.
Smokeless Tobacco Segment
For the twelve-month 2005 period, Smokeless Tobacco segment net sales decreased 0.9 percent to $1.562 billion. For the year, total net can sales decreased 2.5 percent to 625.4 million, premium net can sales declined 5.1 percent to 541.0 million and price value net can sales increased 18.5 percent to 84.4 million. Operating profit declined 5.1 percent to $852.5 million, which included a net pretax charge of $11.8 million recorded in connection with the settlement of certain states’ indirect and direct purchaser antitrust actions.

Smokeless Tobacco segment fourth quarter 2005 net sales decreased 1.0 percent to $388.6 million compared to the year-ago period. Operating profit for the segment was stable at $216.4 million. Total moist smokeless tobacco net can sales decreased 3.3 percent to 153.5 million. Premium net can sales declined 6.4 percent to 131.8 million and price value net can sales increased 21.1 percent to 21.7 million. The company estimates that approximately 3.7 million net premium cans were shifted from the first quarter 2005 to the fourth quarter 2004 as wholesale and retail customers increased inventories in advance of the January 1, 2005 price increase. Adjusted for the inventory shift in the prior year period, total fourth quarter net can sales decreased 1.0 percent and premium net can sales declined 3.9 percent.
“Our enhanced premium loyalty spending program is currently being executed with excellence on a state by state basis and is receiving strong wholesale and retail support as expected,” said Murray S. Kessler, UST president and chief operating officer. “I am confident that the loyalty program, combined with continued investments in category growth, will result in significantly improved premium unit volume trends early in 2006.”
U.S. Smokeless Tobacco Company’s Retail Activity Data Share & Volume Tracking System (RAD-SVT) measuring shipments to retail for the 26-week period ended Nov. 26, 2005, on a can-volume basis, indicates total category shipments increased 4.5 percent and USSTC’s shipments decreased 2.1 percent versus the year-ago period, resulting in a 4.3 percentage point decline in volume share to 64.5 percent. The total premium segment declined 5.9 percent, with USSTC’s premium shipments down 5.4 percent. USSTC’s share of the premium segment increased 0.6 points to 90.0 percent. The value segments, including price value and sub-price value increased 26.3 percent, with USSTC’s price value shipments up 21.3 percent during the same period. USSTC’s share of total price value declined 1.0 point to 24.9 percent.
RAD-SVT information is being provided as an indication of current domestic moist smokeless tobacco industry trends from wholesale to retail and is not intended as a basis for measuring the company’s financial performance. Because RAD-SVT records shipments from wholesale to retail, the data can vary significantly from the company’s actual results which are reported as net shipments to wholesale. Other factors that may result in variation include differences in time periods measured and new product introductions and promotions.
Wine Segment
For the twelve-month 2005 period, Wine segment net sales increased 9.6 percent to a record $248.3 million on an 8.8 percent increase in premium case sales to 4.1 million. Operating profit increased 16.6 percent to a record $37.8 million versus the corresponding 2004 period.
As expected, Wine segment fourth quarter 2005 net sales decreased 1.9 percent to $74.9 million on a 4.3 percent decline in premium case sales. Operating profit declined 6.6 percent to $13.2 million versus the corresponding 2004 period. The fourth quarter comparisons were negatively impacted by exceptionally strong premium case sales in the prior year period associated with the company’s national introduction of Red Diamond and a significant increase in demand for selected Columbia Crest varieties driven by positive critical acclaim.

Outlook
For the year 2006, the company anticipates diluted earnings per share in the range of $3.00 to $3.14, with a target of $3.05. The earnings decline versus 2005 is primarily the result of the incremental $91 million investment being made to stabilize premium moist smokeless tobacco volume. Premium unit volume in the first half of 2006, adjusted for the inventory shift in 2005 in advance of the price increase, is anticipated to be lower, but reflects a significant improvement in trend versus the prior year period. The trend in the second half of 2006 is anticipated to be stronger than the first half of the year.
A conference call is scheduled for 11 a.m. Eastern time today to discuss these results. To listen to the call, please visit www.ustinc.com. A 14-day playback is available by calling (888) 286-8010 or (617) 801-6888, code #65955167 or by visiting the website.
UST Inc. is a holding company for its principal subsidiaries: U.S. Smokeless Tobacco Company and International Wine & Spirits Ltd. U.S. Smokeless Tobacco Company is the leading producer and marketer of moist smokeless tobacco products including Copenhagen, Skoal, Red Seal and Husky. International Wine & Spirits Ltd. produces and markets premium wines sold nationally through the Chateau Ste. Michelle, Columbia Crest, and Villa Mt. Eden wineries, as well as sparkling wine produced under the Domaine Ste. Michelle label.
All Statements included in this press release that are not historical in nature are forward-looking statements made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements regarding the company’s future performance and financial results are subject to a variety of risks and uncertainties that could cause actual results and outcomes to differ materially from those described in any forward-looking statement made by the company. These risks and uncertainties include uncertainties associated with ongoing and future litigation relating to products liability, antitrust and other matters and legal and other regulatory initiatives; federal and state legislation, including actual and potential excise tax increases, and marketing restrictions relating to matters such as adult sampling, minimum age of purchase, self service displays and flavors; competition from other companies, including any new entrants in the marketplace; wholesaler ordering patterns; consumer preferences, including those relating to premium and price value brands and receptiveness to new product introductions and marketing and other promotional programs; the cost of tobacco leaf and other raw materials; conditions in capital markets; and other factors described in this press release and in the company’s Annual Report on Form 10-K for the year ended December 31, 2004. Forward-looking statements made by the company are based on its knowledge of its businesses and the environment in which it operates as of the date on which the statements were made. Due to these risks and uncertainties, as well as matters beyond the control of the company which can affect forward looking statements, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The company undertakes no duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
(CONSOLIDATED UNAUDITED RESULTS ARE ATTACHED)
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UST
CONSOLIDATED SALES AND EARNINGS
(In thousands, except per share amounts)
(Unaudited)

	Year ended December 31,
			%
	2005	2004	Change
Net sales	$1,851,885	$1,838,238	+ 0.7

Costs and expenses
Cost of products sold	443,131	412,641	+ 7.4
Selling, advertising and administrative	518,797	513,570	+ 1.0
Antitrust litigation	11,762	(582)	—

Total costs and expenses	973,690	925,629	+ 5.2

Operating income	878,195	912,609	- 3.8
Interest, net	50,578	75,019	- 32.6

Earnings from continuing operations before income taxes	827,617	837,590	- 1.2

Income taxes	293,349	299,538	- 2.1

Earnings from continuing operations	534,268	538,052	- 0.7

Loss from discontinued operations, including income tax effect	—	(7,215)	—

Net earnings	$534,268	$530,837	+ 0.6

Net earnings per basic share:
Earnings from continuing operations	$3.26	$3.26	—
Loss from discontinued operations	—	(.05)	—
Net earnings per basic share	$3.26	$3.21	+ 1.6

Net earnings per diluted share:
Earnings from continuing operations	$3.23	$3.23	—
Loss from discontinued operations	—	(.04)	—
Net earnings per diluted share	$3.23	$3.19	+ 1.3

Dividends per share	$2.20	$2.08	+ 5.8

Average number of shares:
Basic	163,949	165,164
Diluted	165,497	166,622

UST
CONSOLIDATED SALES AND EARNINGS
(In thousands, except per share amounts)
(Unaudited)

	Fourth Quarter
			%
	2005	2004	Change
Net sales	$474,412	$478,246	- 0.8

Costs and expenses
Cost of products sold	122,190	116,042	+ 5.3
Selling, advertising and administrative	126,678	138,072	- 8.3
Antitrust litigation	(767)	(582)	—

Total costs and expenses	248,101	253,532	- 2.1

Operating income	226,311	224,714	+ 0.7
Interest, net	10,995	17,458	- 37.0

Earnings before income taxes	215,316	207,256	+ 3.9

Income taxes	71,639	79,053	- 9.4

Net earnings	$143,677	$128,203	+ 12.1

Net earnings per share:
Basic	$.88	$.78	+ 12.8
Diluted	$.88	$.77	+ 14.3

Dividends per share	$.55	$.52	+ 5.8

Average number of shares:
Basic	162,725	164,929
Diluted	163,736	166,785

UST
CONSOLIDATED STATEMENT OF FINANCIAL POSITION
(Dollars in thousands)

	December 31,	December 31,
	2005	2004
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$202,025	$450,202
Short-term investments	10,000	60,000
Accounts receivable	54,186	41,462
Inventories
Leaf tobacco	202,553	205,646
Products in process	203,396	208,935
Finished goods	156,343	134,662
Other materials and supplies	21,115	17,917

	583,407	567,160

Deferred income taxes	11,622	29,597
Income taxes receivable	2,400	—
Assets held for sale	3,433	—
Prepaid expenses and other current assets	22,481	24,712

Total current assets	889,554	1,173,133
Property, plant and equipment, net	431,168	421,848
Other assets	46,261	64,502

Total assets	$1,366,983	$1,659,483

Liabilities and stockholders’ equity:
Current liabilities:
Current portion of long term debt	$—	$300,000
Accounts payable and accrued expenses	231,061	226,281
Income taxes payable	12,566	66,003
Litigation liability	15,151	26,589

Total current liabilities	258,778	618,873
Long-term debt	840,000	840,000
Postretirement benefits other than pensions	85,819	81,874
Pensions	92,159	95,052
Deferred income taxes	11,972	9,645
Other liabilities	3,157	4,474
Contingencies	—	—

Total liabilities	1,291,885	1,649,918

Stockholders’ equity:
Capital stock(1)	103,810	105,777
Additional paid-in capital	945,466	885,049
Retained earnings	497,389	492,800
Accumulated other comprehensive loss	(17,802)	(19,911)

	1,528,863	1,463,715
Less treasury stock – 45,049,378 shares in 2005 and 46,948,011 shares in 2004	1,453,765	1,454,150

Total stockholders’ equity	75,098	9,565

Total liabilities and stockholders’ equity	$1,366,983	$1,659,483

NOTE:	Certain prior year amounts have been reclassified to conform to the 2005 presentation.

(1)	Common Stock par value $.50 per share: Authorized – 600 million shares; issued – 207,620,439 shares in 2005 and 211,554,946 shares in 2004. Preferred Stock par value $.10 per share: Authorized – 10 million shares; Issued – None.

UST
CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2005	2004
	(Unaudited)
Operating Activities:
Net earnings	$534,268	$530,837
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	46,438	47,647
Stock-based compensation expense	5,976	3,181
Goodwill and intangible asset impairment	3,313	—
Loss on disposition of property, plant and equipment, net	8,911	2,946
Deferred income taxes	19,167	100,767
Changes in operating assets and liabilities:
Accounts receivable	(12,724)	25,951
Inventories	(16,247)	(22,780)
Prepaid expenses and other assets	16,255	13,573
Accounts payable, accrued expenses, pensions and other liabilities	6,757	51,172
Tax benefits from the exercise of stock options	15,860	17,070
Income taxes	(55,837)	10,848
Litigation liability	(11,438)	(215,797)

Net cash provided by operating activities	560,699	565,415

Investing Activities:
Short-term investments, net	50,000	(55,000)
Purchases of property, plant and equipment	(89,947)	(70,326)
Dispositions of property, plant and equipment	22,942	6,956

Net cash used in investing activities	(17,005)	(118,370)

Financing Activities:
Repayment of debt	(300,000)	—
Proceeds from the issuance of stock	69,375	114,276
Dividends paid	(361,208)	(344,128)
Stock repurchased	(200,038)	(200,031)

Net cash used in financing activities	(791,871)	(429,883)

(Decrease)/increase in cash and cash equivalents	(248,177)	17,162
Cash and cash equivalents at beginning of year	450,202	433,040

Cash and cash equivalents at end of year	$202,025	$450,202

NOTE:	Certain prior year amounts have been reclassified to conform to the 2005 presentation.

UST Inc.
SUPPLEMENTAL SCHEDULE
(Unaudited)

	Fourth Quarter			Twelve Months Ended Dec.31,
	2005	2004	%	2005	2004	%
Consolidated Results
Net Sales (mil)	$474.4	$478.2	-0.8%	$1,851.9	$1,838.2	0.7%
Operating Income (mil)	$226.3	$224.7	0.7%	$878.2	$912.6	-3.8%
Net Earnings (mil)	$143.7	$128.2	12.1%	$534.3	$530.8	0.6%
Diluted EPS	$.88	$.77	14.3%	$3.23	$3.19	1.3%

Smokeless Tobacco
Net Sales (mil)	$388.6	$392.5	-1.0%	$1,561.7	$1,575.3	-0.9%
Operating Profit (mil)	$216.4	$216.8	-0.2%	$852.5	$898.0	-5.1%

MST Net Can Sales
Premium (mil)	131.8	140.9	-6.4%	541.0	570.1	-5.1%
Price Value (mil)	21.7	17.9	21.1%	84.4	71.2	18.5%

Total (mil)	153.5	158.8	-3.3%	625.4	641.3	-2.5%

Wine
Net Sales (mil)	$74.9	$76.3	-1.9%	$248.3	$226.7	9.6%
Operating Profit (mil)	$13.2	$14.1	-6.6%	$37.8	$32.4	16.6%
Premium Case Sales (thou)	1,224	1,279	-4.3%	4,096	3,763	8.8%

	Volume %		Point
	Chg. vs.		Chg. vs.
RAD-SVT 26 wks ended 11/26/05(1)	YAGO	Share	YAGO
Total Category	4.5%
Total Premium Segment	-5.9%	60.8%	-6.7 pts
Total Value Segments	26.3%	39.0%	6.7 pts
USSTC Share of Total Category	-2.1%	64.5%	-4.3 pts
USSTC Share of Premium	-5.4%	90.0%	0.6 pts
USSTC Share of Value Segments	21.3%	24.9%	-1.0 pts

(1)	RAD-SVT – Retail Activity Data Share & Volume Tracking System. RAD-SVT information is being provided as an indication of current domestic moist smokeless tobacco industry trends from wholesale to retail and is not intended as a basis for measuring the company’s financial performance. This information can vary significantly from the company’s actual results due to the fact that the company reports net shipments to wholesale, while RAD-SVT measures shipments from wholesale to retail, the difference in time periods measured, as well as new product introductions and promotions.